ALEX VLASTO

Thank you and good morning everyone. Welcome to Vertro’s first quarter 2010 financial results conference call. Joining me on the call today are President and CEO Peter Corrao, CFO, Mike Cutler and John Pisaris our General Counsel.

I’d like to remind everyone that today’s comments include forward-looking statements.  These statements are subject to risks and uncertainties that may cause actual results and events to differ materially from those expressed in the forward-looking statements.  These risks and uncertainties will be outlined at the end of this conference call, and are also detailed in our filings with the SEC.

To begin, let me review how we measure our financial performance. In addition to the standard GAAP measurements, we utilize certain profitability based metrics to evaluate our period to period and year-over-year performance. They are: EBITDA, Adjusted EBITDA, Adjusted net income/loss and Adjusted net income/loss per share.

We believe that “EBITDA,” “Adjusted EBITDA,” “Adjusted net income/loss,” and “Adjusted net income/loss per share” provide meaningful measures for comparison of the Company’s current and projected operating performance with its historical results due to the significant changes in non-cash amortization that began in 2004 primarily due to certain intangible assets resulting from mergers and acquisitions that have since been written off.

Vertro defines Adjusted EBITDA as EBITDA (earnings before interest, income taxes, depreciation, and amortization) plus non-cash compensation expense and plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business. Vertro uses EBITDA and Adjusted EBITDA as internal measures of its business and believes they are utilized as an important measure of performance by the investment community. Vertro sets goals and awards bonuses in part based on performance relative to Adjusted EBITDA.

Vertro defines Adjusted net income/loss as net income/loss plus amortization and non-cash compensation expense, plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business, in each case including the tax effects (if any) of the adjustment.  Vertro defines Adjusted net income/loss per share as the Adjusted net income/loss, as previously described, divided by the average basic or fully-diluted number of outstanding shares of Vertro common stock over the reported period.

For a detailed review of our first quarter 2010 results, including the corresponding GAAP financial measures and a reconciliation of our non-GAAP financial measures to GAAP financial measures, please refer to the press release we issued today, the accompanying key metrics slides and to our Form 10-Q for Q1 2010 filed with the Securities and Exchange Commission.

To comply with the SEC’s guidance on “fair and open disclosure,” we have made this conference call publicly available via audio webcast through the investor relations section of our website and a replay of this conference call will be available for 90 days from today.  I’d now like to turn the call over to our President and CEO, Peter Corrao. Peter?

PETER CORRAO

Good morning and welcome to today’s call; we appreciate having you with us.

Q1 was a solid quarter in which we achieved 31% year-over-year revenue growth, added cash to our balance sheet, and delivered on our forecast of EBITDA profitability for the second consecutive quarter.

Over the course of the quarter we achieved growth in certain key user metrics.  Total search queries conducted by all users across all products increased by 6%; our toolbar live user base increased by 30%; and we increased average monthly homepage unique users by 17%. You can find a detailed breakdown of these user metrics in the slides we issued in conjunction with our earnings release.

Q1 revenue, net income and EBITDA were all in line with the forecast we outlined on our last quarterly call. As a reminder, we expected Q1 revenue to be broadly in-line with Q4 as a result of us starting the year with a lower installed user base due to the effects of seasonality. By contrast, we started Q2 with an increased user base and we expect to continue to grow this user base for the remainder of the year, until December when we expect the same issues of seasonality. As a result of this growth, we continue to expect sequential quarterly revenue growth and EBITDA profitability throughout 2010.

There are a range of initiatives that we believe will help to drive this growth and I want to spend some time sharing details of some of these with you.

Over the course of 2010 to date we have achieved sustained efficiencies in our media buying. By that I mean that through certain key channels we have been able to acquire the same quality of toolbar and homepage users, but for a lower cost. We believe these efficiencies can be attributed to a number of different factors, one of which is our continued expansion into new micro-segments, both nationally and internationally.

Today we have more than 250 micro-segmented ALOT products available for download. We are actively marketing our products in approximately 20 different countries and have users in more than 200.

One of the questions that we are often asked by investors relates to scalability, and specifically whether we believe that we will reach a point beyond which we can no longer cost effectively expand our user base. We think that the success that we have achieved to date through our vertical and international expansion helps to answer this question and highlights the significant potential that exists for our continued growth.

To put this into context, I thought it would be useful to talk through the process we go through to test and launch new verticals.

First, our editorial and marketing teams will work together to agree which micro-segmented group we’re going to target. Once identified, our editorial team will then develop new buttons, toolbars and homepages using our proprietary content management system.

Once these new products are developed, our buying team will then test them through various different customer acquisition channels, which may include display ads, CPA ads, bundle partnerships, pay-per-click ads or a combination of all of these.

As soon as we start to acquire users into our new vertical we will begin to run analysis on the value these users are likely to deliver over the course of a year and beyond. This analysis is managed through our proprietary lifetime value model, which leverages the extensive real-time and historical data we have at our disposal.

If it appears the margins we are likely to achieve through our new vertical are either equal to or greater than our existing verticals, then we will expand the test. If not we will optimize the new products and our buying strategy before deciding whether or not the vertical is worth pursuing as a long-term proposition. This whole process typically only takes around a month or so to complete. After that, we will then continue to optimize successful new verticals through editorial and buying enhancements.

We believe there are extensive numbers of these micro-segmented groups that we can target in this way, both nationally and internationally, and this is why we expect to be able to continue to scale our operation.

Of course acquiring new users is only half of the story; retaining and monetizing those users is also central to our continued success. We talked on our last call about the record lows that we have achieved in our attrition rates. We believe one of the key factors driving these improvements is enhancements we have made to both our technology and the content we offer our users.

A good recent example of our content enhancements is our new radio button. This new button was designed and built internally and enables our toolbar users to listen to tens of thousands of radio stations from around the world. The new button was introduced in Q1 2010 and has already become one of our top 5 buttons in terms of consumer usage.

We have more than 1,000 buttons available for our users to choose from today. These buttons range from links to third-party content, through to buttons that offer far richer user experiences, such as our radio button and our recently launched email-notifier that enables people to check their email directly from their toolbar or homepage.

We believe that offering our users ever more relevant and dynamic content through our button library helps us to increase engagement and in turn improve retention rates. As a result, content will continue to be a key focus for us as we move through 2010.

I want to move on now to briefly discuss our NASDAQ situation.

On April 12, we announced that NASDAQ granted our request for an extension of time to comply with the $1.00 per share minimum bid price requirement. In accordance with the decision of the NASDAQ Panel, on or before September 13, 2010, we must evidence a closing bid price of $1.00 or more for a minimum of ten prior consecutive days. Under NASDAQ's rules, this September deadline represents the maximum length of time that we could have been granted to regain compliance.

In addition to this minimum bid price requirement is NASDAQ’s stockholders’ equity requirement. As a reminder, on February 16, 2010, NASDAQ granted our request for continued listing on the Capital Market subject to the condition that, on or before June 14, 2010, we achieve a minimum of $2.5 million in stockholders' equity. We closed Q1, 2010 with $2.3 million in stockholders’ equity.

As we reported earlier today, we have entered into a reserve equity financing agreement with AGS Capital Group for cash consideration of up to $2.0 million, subject to certain conditions and limitations. We believe that this financing agreement will help us meet NASDAQ’s $2.5 million stockholders’ equity requirement if we are unable to meet the requirement through growth in continuing operations by the June 14 deadline. The Company’s current plan is to draw down an amount under this agreement sufficient to regain compliance with the NASDAQ requirements while limiting dilution for our shareholders. We will keep our shareholders and other stakeholders updated with our progress.

Before handing over to Mike, I want to conclude today by saying again how excited we are by our current performance and the potential we believe the future holds.

We think we have a highly scalable product portfolio which is improving all the time through a combination of technology updates and editorial enhancements. We believe that we can continue to scale our user base over the course of 2010 and that that we will deliver against our forecast of sequential quarterly top line growth and EBITDA profitability throughout 2010. I look forward to updating you with our progress.

With that said With that said, let me turn the call over to Mike, who will cover our financial results. Mike?

MIKE CUTLER

Thank you Peter and good morning everyone.

We are excited to report what we believe was a solid first quarter. Revenue, EBITDA and net income were all in-line with our expectations, and we achieved strong growth in our live user base and associated search volumes.

Our Q1 results benefited from a $0.3 million gain from the sale of our ‘screensavers.com’ Internet domain name. We felt that the Screensavers website no longer fitted with our long-term strategy for the business and we were pleased to complete the sale. We continue to look at our existing assets, including other domain names, and will proactively attempt to divest those that we believe are no longer core to our business.

Revenue for Q1 2010 was $8.1 million, up 31% from the $6.2 million we reported in Q1 2009, and up marginally from the $8.0 million we reported in Q4 2009. As Peter mentioned in his prepared remarks, our relatively flat quarter over quarter performance was expected and was due primarily to the effects of seasonality.

EBITDA was $0.5 million in Q1 2010; our second consecutive EBITDA profit and a $0.1 million increase from the $0.4 million EBITDA we reported for Q4 2009. Q1 2010 EBITDA included $0.2 million non-cash compensation expense and a $0.3 million gain from the sale of the screensavers.com domain. Q4 2009 EBITDA included $0.2 million non-cash compensation expense and a $0.4 million gain from the sale of a patent.

Adjusted EBITDA was $0.4 million in Q1 2010, compared to Adjusted EBITDA of $0.3 million in Q4 2009. Q1 2010 Adjusted EBITDA excluded $0.2 million non-cash compensation expense and a $0.3 million gain from the sale of a domain. Q4 2009 Adjusted EBITDA excluded $0.2 million non-cash compensation expense and a $0.4 million gain from the sale of a patent.

Cash and cash equivalents increased from $4.8 million at December 31 2009 to $5.2 million at March 31, 2010. The increase was primarily a result of cash generated from continuing operations which included the sale of screensavers.com.

In addition to this strengthened cash position, we also have the added security of a $5.0 million credit line with Bridge Bank, which we announced at the end of December 2009. We believe that securing this line of credit was a vote of confidence in our business model and financial outlook. We have no immediate plans to draw on this line for cash for operations.

GAAP net income was $0.5 million or $0.02 per basic share in Q1 2010, compared to GAAP net income of $0.8 million or $0.02 per basic share in Q4 2009. Q1 2010 GAAP net income included a $0.3 million gain from the sale of a domain. Q4 2009 GAAP net income included a $0.4 million gain from the sale of a patent and a $0.3 million tax benefit.

Operating expenses were $7.4 million in Q1 2010, marginally below the $7.5 million we reported in Q4 2009. Operating expenses in Q1 2010 and Q4 2009 included $0.2 million of non-cash compensation expense and $4.9 million in advertising spend. We continue to expect our operating expenses, excluding advertising spend, to remain flat to slightly down throughout 2010. The potential decrease could be achieved through savings in certain corporate costs as a result of us operating a more streamlined operation following the sale of MIVA Media.

As of March 31, 2010, we had 42 full time employees, comparable with the number we reported at the end of Q4 2009.

As Peter mentioned, we believe that our growing user base and the resulting increase in the number of searches we have available for monetization will deliver sequential quarterly revenue growth and EBITDA profitability throughout 2010. We are excited by our prospects and look forward to updating you with our progress.

With that said, I will now turn the call back to Peter for some concluding remarks.

Peter?

PETER CORRAO

Thanks Mike. So, for the current quarter we will focus on continuing to expand our user base and enhancing the content that we offer to our users. We will also strive to achieve further efficiencies in our customer acquisition strategy. With that said, let me turn the call back to Alex for the Q&A session. Alex?

QUESTION AND ANSWER SESSION

ALEX VLASTO

This conference call contained certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as “plan,” “will,” “intend,” “anticipate,” “believe” or “expect,” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Key risks are described in Vertro’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-Q for Q1 2010. In addition, past performance cannot be relied upon as a guide to future performance.

That concludes our call today; thank you for listening.